Note: This Exhibit was executed in substantially the same form for PC West Virginia Synthetic Fuel #1, L.L.C., PC West Virginia Fuel #2, L.L.C., and PC West Virginia #3, L.L.C., each a Delaware Limited Liability Company.

                          FORM OF AMENDED AND RESTATED
                      LICENSE AND BINDER PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of February 3, 1998 by and between PC Virginia Synthetic Fuel #1, L.L.C., a Delaware Limited Liability Company (the "Licensee"), and Covol Technologies, Inc., a Delaware corporation (the "Licensor").


         WHEREAS Licensor has represented that it has developed a proprietary process to produce synthetic coal fuel extrusions, pellets, and briquettes from waste coal dust, coal fines and other coal derivatives, and that Licensor has sufficient rights to such proprietary process pursuant to which Licensor is entitled to license the coal extruding, pelletizing, and briquetting technology to Licensee;

         WHEREAS Licensee has entered into a form of agreement (referred to as a "Facility Agreement") between itself as Owner and a Contractor for the construction of one (1) agglomeration facility located near Eckman in McDowell County, West Virginia and having production design capacity of approximately 600,000 tons per year (referred to as the "Project" or "Facility"), the reference to production design capacity not being intended to limit the actual production capacity of each Project.

         WHEREAS Licensor and Licensee entered into that Amended and Restated License and Binder Purchase Agreement (the "January Agreement"), dated as of January 21, 1998, pursuant to which Licensor granted to Licensee a license for the coal extruding and briquetting technology in connection with the Project and agreed to sell to Licensee the Proprietary Binder Material (as defined below) manufactured by Licensor for use in the operation of the Project.


         WHEREAS Licensor and Licensee now desire to amend and restate the January Agreement.


* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee each agree that from and after date hereof, the Original License Agreement and the January Agreement are hereby amended and restated in its entirety as follows:

         Section 1.  Definitions.

                  "Applicable Percentage" means the Licensor's Earned Royalty rate per MM btu as set forth in Section 3.3 divided by the amount of Section 29 Tax Credit per MM btu.

                  "Coal Briquetting Technology" means all intellectual property, patents (including but not limited to United States Patent Numbers *, trademarks, inventor certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions, pellets and briquettes from waste coal dust, coal fines and other similar coal derivatives, including all such information in existence as of December 31, 1996 as well as related information later developed by Licensor; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process developed by Licensor to produce synthetic coke extrusions, pellets and briquettes from coke breeze, iron revert materials, or any technology for other than the processing and production of synthetic coal fuel extrusions, pellets, and briquettes. Nothing in this Agreement is intended to grant to Licensee the right to apply the Coal Briquetting Technology to produce anything other than synthetic coal fuel extrusions, pellets, and briquettes intended to qualify for Tax Credits under Section 29(c)1(C) of the Internal Revenue Code, but the failure of the synthetic coal fuel extrusions, pellets, and briquettes to so qualify (including without limitation as a result of the repeal of Section 29) shall not affect the grant of the license hereby.

                  "CoBon" means CoBon Energy, L.L.C.


* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

                  "Contractor" has the meaning set forth in the preamble.

                  "Developed Technology" means any inventions, or new technology that Licensor or Licensee may make, invent, or suggest utilizing the Coal Briquetting Technology. "Developed Technology" also means any "Improvement" directly related to the Coal Briquetting Technology that Licensor or Licensee may make, invent or suggest during the term of this Agreement.

                  "Earned Royalty" has the meaning set forth in Section 3.3.

                  "Effective Date" means the date of this Agreement set forth above.

                  "Facility" has the meaning set forth in the preamble, and includes any replacement facility so long as the facility being replaced no longer produces the Product.

                  "Facility  Agreement"  has  the   meaning  set  forth  in  the
preamble.

                  "Improvement" means an alteration or addition to an invention or discovery which enhances, to some extent, performance or economics without changing or destroying a product's, device's, or method's basic identity and essential character. An Improvement may comprise alterations or additions to either patented or unpatented inventions, discoveries, technology, or devices, and may or may not be patentable.

                  "Initial Royalty" has the meaning set forth in Section 3.2.

                  "IRS" means the Internal Revenue Service.

                  "Licensee" has the meaning set forth in the preamble. The term "Licensee" shall also apply to any successor entity or permitted assign of Licensee.

                  "Licensor" has the meaning set forth in the preamble. The term "Licensor" shall also apply to any successor entity or permitted assign of Licensor.

                  "Partnership" means Pace Carbon Synfuels Investors, L.P., a Delaware limited partnership, which is the parent of Licensee and

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

is comprised of a general partner and multiple limited partners, individually "Partner" or collectively the "Partners."

                  "Product" means coal-based synthetic fuel produced at the Facility utilizing the Coal Briquetting Technology.

                  "Project" has the meaning set forth in the preamble.

                  "Proprietary Binder Material" means and refers to the binder compound necessary for the production, by Licensee, of synthetic coal extrusions, pellets and briquettes, which extrusions, pellets, and briquettes are reasonably expected to constitute "qualified fuels" pursuant to the terms of
Section  29(c)(1)(C)  of the  Internal  Revenue  Code and with  respect to which
Section 29 is applicable pursuant to Section 29(f) and 29(g) of the Internal Revenue Code. The binder material shall conform in quality to the binder described in Licensor's Section 29 Tax Credit Private Letter Ruling dated September 6, 1995, subject to any improvement in the binder material that still satisfies the Section 29 Tax Credit qualification requirements. The parties acknowledge that the Proprietary Binder Material is not a staple article of commerce suitable for substantial non-infringing uses, but rather is an integral and inseparable part of the Coal Briquetting Technology.

                  "Royalty" means the Initial Royalty and the Earned Royalty.

                  "Tax Credit" means tax credit for federal income tax purposes pursuant to Section 29 of the Internal Revenue Code, as amended.

                  "Yearly Period" means the twelve month period beginning on October 15th of each calendar year.

         Section 2.  License Grant.

                  2.1. General. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, for the full and entire term hereof, a non-exclusive license to use the Coal Briquetting Technology for commercial exploitation (and not for research development purposes), including the non-exclusive right to make, have made, or use at the Facility and to sell or otherwise transfer products which have been manufactured with the Coal Briquetting Technology. The license granted hereunder applies only to the Facility, but Licensee may use, sell and otherwise transfer

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

products which have been manufactured at the Facility with the Coal Briquetting Technology at any other facility. Licensee hereby agrees to make and have made products using the Coal Briquetting Technology at the Facility only under this License Agreement. Licensee shall not make or have made products using the Coal Briquetting Technology except at the Facility. Licensee shall not have the right to sublicense the Coal Briquetting Technology. Licensee may propose the general location for additional facilities to use the Coal Briquetting Technology, and Licensor will then have thirty (30) days to approve or disapprove of the general area of each such additional facility, which approval shall not unreasonably be withheld, taking into account other facilities in the area utilizing Licensor's technology, any noncompetition agreements, and like factors; provided that the following sites are approved and not subject to the 30-day review of this
Section 2.1; location near Eckman in McDowell County, West Virginia.

                  2.2. Know-How and Assistance. To enable Licensee to benefit fully from the license of the Coal Briquetting Technology, Licensor shall provide reasonable access to documentation, drawings, engineering specifications, operating facilities under its control, and other know-how in its possession that Licensee reasonably requires to carry out the purposes of this Agreement; reasonable access to its employees or agents who are familiar with the Coal Briquetting Technology and Improvements to the Coal Briquetting Technology; technical advice with regard to the Coal Briquetting Technology as is reasonably requested by Licensee; and assistance in accumulating the data, technical descriptions, test results, etc., necessary to apply for a Private Letter Ruling from the Internal Revenue Service regarding the production for the Facility as qualifying for Section 29 Tax Credit. Licensor shall not be obligated to provide Licensee with documentation and other forms of information Licensor reasonably deems unnecessary to carry out the purposes of this Agreement.

                  2.3. Developed Technology. Licensee shall have the right and is hereby granted a non-exclusive license to use all Developed Technology relating to the Coal Briquetting Technology without payment of any additional compensation to Licensor, throughout the term of this Agreement, subject to the restrictions and limitations in this Section 2. All Developed Technology shall become Licensor's absolute property. Licensee shall at any time during the term of this Agreement and thereafter, at Licensor's reasonable request, execute any patent papers covering such Developed Technology as well as any other documents that Licensor may consider necessary or helpful in the prosecution of

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

applications for a patent thereon or in connection with any litigation or controversy related thereto; provided, however, that all expenses incident to the filing of such applications and the prosecution thereof and the conduct of such litigation shall be borne by Licensor.

                  2.4. Exclusive Technology. Licensee agrees to use only the Coal Briquetting Technology at the Facility and not to use any other technology for the production of solid synthetic fuel intended to qualify for Tax Credits under Section 29(c)(1)(C) of the Internal Revenue Code at the Facility; provided, however, that if notwithstanding Licensee's commercially reasonable efforts to use the Coal Briquetting Technology or Developed Technology, the Facility fails to produce qualifying synthetic fuel under Section 29(c)(1)(C) of the Internal Revenue Code that can be sold to unrelated parties as set forth in Licensor's Private Letter Ruling dated September 8, 1995 and Pace Carbon Synfuels Investors, L.P. Private Letter Ruling dated November 7, 1997, then Licensee may use an alternative technology at the Facility to produce qualifying synthetic fuel under Section 29. In the event of any federal income tax audit of the Licensee or its parent, or subsequent contest thereof, the Licensee's parent will (i) keep the Licensor and, if requested in writing by Licensor, tax counsel to Licensor (whose expense shall be borne solely by Licensor), reasonably informed as to the progress of such audit or contest; (ii) give Licensor an opportunity to review and comment in advance on all written submissions and filings relevant to issues raised in such audit or contest; and (iii) consider in good faith any suggestions made by Licensor or its counsel about the conduct of such audit or contest; provided, however, that Licensee's parent shall retain full control over the conduct of such audit including whether and in what form to contest any proposed adjustment.

                  2.5. Non-licensed Technology. Licensor retains the absolute right to fully exploit its proprietary technology and processes, including but not limited to the application of such technology embodied in the Coal
Briquetting Technology together with any improvements thereto, to produce, market and use synthetic coke extrusions, pellets, and briquettes from coke breeze, iron revert materials, and any other materials to which Licensor's technology can be applied.

                  2.6. Confidentiality. Each of the parties hereby agree to maintain the Coal Briquetting Technology confidential and not to disclose, publish, or disseminate in any manner the Coal Briquetting Technology, or any aspect thereof, or the Improvements, or any aspect thereof (collectively, the "Confidential

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

Information"). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), or (iv) is disclosed under requirement of law, provided that all reasonable legal remedies are pursued to maintain the confidentiality of the Confidential Information, shall not be subject to the terms of this Section 2.6. Any breach of this Section 2.6 will be subject to all legal remedies, and in addition, this
Section 2.6 is specifically enforceable by temporary restraining order or other injunctive relief. At the termination of this Agreement, all copies of any Confidential Information (including without limitation any reports or memoranda) shall be returned by the party receiving disclosure. Nothing in this Agreement shall prohibit Licensee from disclosing the Confidential Information to others as may be reasonably necessary for Licensee to exploit Licensee's rights under this Agreement, provided that the recipient of any such Confidential Information executes a Confidentiality Agreement restricting further disclosure of the Confidential Information.

         Section 3.  License Fee and Royalty.

                  3.1. License Fee. Licensee shall pay the Initial Royalty and Earned Royalty as a license fee to Licensor.

                  3.2. Initial Royalty. Licensee shall pay a one-time advance license fee equal to $ * per ton for each ton of annual production capacity or $
* . Payment of the advance license fee described in this Section 3.2 shall be due and payable on or before December 31, 1997. If the equity investor funding contemplated by Licensee occurs after that date, the monies due will be paid at financial closing for such funding, but not later than February 6, 1998.

                  3.3. Earned Royalty. Licensee shall pay to Licensor quarterly earned royalty payments ("Earned Royalty") in an amount equal to the product of
(a)(i) $ * , for each ton of Product qualifying for the Section 29 Tax Credit that was sold by Licensee during the immediately preceding quarter up to a total of * tons

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

in the then current Yearly Period, and (ii) after * tons of Product qualifying for the Section 29 Tax Credit have been sold in the then-current Yearly Period, $ * for each ton of such Product qualifying for the Section 29 Tax Credit that was sold by Licensee during the immediately preceding quarter, multiplied by (b) the MM btu content per ton of such Product. Beginning on January 1, 1997, and each year thereafter, the amounts in clause (a) above shall be adjusted by the percentage increase or decrease in the dollar amount of the inflation adjustment as provided in Section 29 of the Internal Revenue Code.

                  3.4. Payment Terms. Earned Royalty payments shall be due within * days after Licensee (or its parent) receives its payment for the corresponding period, but no later than * days after the end of the quarter to which payment relates; provided, however, that such payment shall not be due until any disputes among the partners of Licensee's parent (or of Licensee's parent and Pace Carbon Synfuels L.L.C.) have been resolved as provided in the agreements among such parties. Payments shall be made by Licensee to Licensor and shall be deemed to be paid upon receipt by Licensor. Payments after the due date shall accrue interest at the rate of one percent per month.

                  3.5 *



         Section 4.  Sales of Binder.

                  4.1. Sale and Purchase. Licensor shall sell to Licensee, and Licensee shall purchase from Licensor, Licensee's requirements of Proprietary Binder Material required to operate the Project. Licensor shall deliver the Proprietary Binder Material at such times and in such amounts as requested by Licensee. Payments for Proprietary Binder Material delivered by Licensor during any calendar month shall be due and payable to Licensor on the fifteenth Business Day of the immediately succeeding month. Payments after the applicable due dates shall accrue interest at the rate of one percent per month.

                  4.2. Price. The price which Licensee shall pay for the Proprietary Binder Material delivered by Licensor during any calendar year shall be an amount equal to (i) Licensor's direct and actual costs (direct material, labor, and transportation costs) and a percentage of the total overhead costs of Licensor reasonably

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

reflecting the ratio of the administrative costs incurred in connection with the manufacture and sale of the Proprietary Binder Material plus (ii) $ * per ton of synthetic fuel product (assuming a 2% Proprietary Binder Material) or $ * per ton of synthetic fuel product (assuming a 4% Proprietary Binder Material). Exclusive of transportation costs which may vary because of distances and available rates, in no event shall the amount in clause (i) above exceed the costs charged to third parties by Licensor for the Proprietary Binder Material, except Savage Industries. As of the date first above written, the total price based upon the information known to Licensor is estimated to be $ * per ton for the 2% Proprietary Binder Material and $ * per ton for 4% Proprietary Binder Material produced at the Facility.

                  4.3. Representations and Warranties, Certain Covenants of Licensor. Licensor represents, warrants and covenants to Licensee as follows:

                  (a)  Licensor  shall  convey  to  Licensee  good  title to all
         Proprietary Binder Material purchased by Licensee from Licensor hereunder, free and clear of any and all liens, claims and encumbrances of any type whatsoever.

                  (b) No Proprietary Binder Material shall contain any hazardous material in violation of currently applicable laws and governmental regulations.

                  (c) At Licensee's option, Licensor shall replace, or refund the purchase of, all non-conforming Proprietary Binder Material.

                  (d) There will be available at the Facility from time to time as reasonably requested by Licensee sufficient quantities of the Proprietary Binder Material to supply the requirements of the Licensee for the production of up to * tons of Product per year from the date hereof until at least December 31, 2007.

                  (e) The Proprietary Binder Material may be produced from acrylonitrile and polyvinyl alcohol; other monomers, including, but not limited to, the ETG-400 mix of monomers, may be substituted for acrylonitrile and polyvinyl alcohol, to produce Proprietary Binder Material that will achieve the same reaction and resulting polymerization pursuant to Licensor's patented Coal Briquetting Technology, that will achieve the same significant chemical change, and that will result in an

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

         end product chemically indistinguishable other than for trace substances that have an immaterial effect on the net change, in each case compared to an end product that is produced using the Proprietary Binder Material incorporating acrylonitrile and polyvinyl alcohol. Prior to and as a condition to substituting other monomers (except for ETG 400) for acrylonitrile and polyvinyl alcohol, the Licensor will provide to the Licensee a written report of Craig N. Eatough, Ph.D., or another third party fuels expert reasonably acceptable to the Licensor and Licensee to the effect that (in such third party's professional judgment) the monomers so to be substituted will achieve the results set forth in the first sentence of this Section 4.3(e).

                  4.4. Order Procedure. Licensee shall deliver all purchase orders for Proprietary Binder Materials at least thirty (30) days in advance of the first day of the month in which delivery of such Proprietary Binder Material is required under such purchase order, and all such purchase orders received by Licensor during the term of this Agreement shall be deemed to have been accepted by Licensor. (For example, Licensee shall deliver a purchase order for December delivery by no later than November 1st). Each such purchase order shall be delivered either (i) in writing, or (ii) orally by telephone by an authorized agent of Licensee (subject to the condition that it is followed by a written purchase order within 24 hours). Such purchase orders shall be sent to Licensor at such address as Licensor shall direct.

                  4.5. Delivery and Acceptance. All Proprietary Binder Material purchased hereunder shall be delivered F.O.B. the Facility. Licensor shall arrange for transportation of the Proprietary Binder Material to the Facility. Licensee shall bear the expense of unloading the trucks. The weight of Proprietary Binder Material in each delivery shall be determined by a comparison of the weight, on Licensee's scales, of the delivery truck immediately prior to unloading and its weight, on Licensee's scales, immediately following unloading, as reflected in customary weighing certificates. At Licensor's request and expense from time to time, Licensor shall have the right to inspect Licensee's scales for accuracy. Licensee shall have a reasonable opportunity to sample Proprietary Binder Material delivered to it hereunder to confirm that such Proprietary Binder Material conforms to the terms and requirements hereof, and Licensee shall not be deemed or required to accept any such Proprietary Binder Material prior to the completion of such sampling.


* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

                  4.6.  Binder  Technology  License.  If  Licensor's  ability to deliver the Proprietary Binder Material to Licensee will or is reasonably expected by Licensor to be interrupted or terminated for any reason, Licensor shall give not less than ninety (90) days notice to Licensee. Subject to giving notice of its inability to deliver the Proprietary Binder Material to Licensee (or, in the absence of such notice, the actual failure to deliver the Proprietary Binder Material for at least ten days after Licensee gives written notice of non-delivery to Licensor), Licensor hereby grants to Licensee a nonexclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use the technology used to manufacture the Proprietary Binder Material to manufacture the Proprietary Binder Material in sufficient quantities to operate the Project up to full capacity, and such technology shall be deemed "Coal Briquetting Technology" for the purposes of this Agreement; provided, however, that the license granted to Licensee under this Section shall cease (subject to reinstatement upon the reoccurrence of the events contemplated above) and sales of Proprietary Binder Material under the terms of this Agreement shall be reinstated, in each case, on a date not less than ninety (90) days after Licensor gives notice to Licensee, together with reasonably satisfactory evidence that Licensor is able to deliver the Proprietary Binder Material in accordance with this Agreement. No additional fee or royalty shall be payable to Licensor in connection with the license granted pursuant to this Section and Licensee shall be responsible for its own direct out-of-pocket operating costs incurred in connection with the production of Proprietary Binder Material pursuant to this Section.
 *. Such trustee shall agree to provide the formula to Licensee upon Licensee's certifying to the trustee that Licensee has a right of access to such formula pursuant to this Section 4. Licensor and Licensee shall cooperate to put in place any necessary agreement (including without limitation a trust agreement) to effect the foregoing safety deposit and trustee arrangement. Except to the extent required by law, Licensee covenants to hold the formula delivered to it by the trustee pursuant to the preceding sentence strictly confidential, and not to study, utilize, remove, or to access the formula except in accordance with the license granted to Licensee pursuant to this Agreement.

         Section 5. Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this
Section 5.

         Section 6.  Development and Construction of Facilities.

                  6.1. Assistance from Licensor. Upon the reasonable request of Licensee, Licensor agrees to provide assistance from time to time in the development and construction of the Facility.

                  6.2. Reimbursement of Expenses. Licensee shall reimburse the travel and other similar out-of-pocket expenses of Licensor in performing services requested under Section 6.1 hereof; provided, however, that Licensor shall obtain the prior written approval of Licensee for any expenditures in excess of $5,000.

         Section 7. Infringement. If during the term of this Agreement a third party has infringed any intellectual property rights associated with the Coal Briquetting Technology or otherwise misappropriated any Coal Briquetting Technology, Licensor may, at Licensor's expense, institute and conduct legal actions against such third party or to enter into such agreements or accord in settlement as are deemed appropriate by Licensor, in which case Licensor shall be entitled to any sums recovered from third parties.

         Section 8.  Representations and Warranties.

                  8.1. Authority. Each of Licensee and Licensor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  8.2. No Consent. Each of Licensee and Licensor represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  8.3. Intellectual Property Matters. Licensor warrants to its best knowledge and good faith belief that (i) Licensor owns, free and clear of all liens and encumbrances, intellectual property, patents (including but not limited to United States Patent Numbers * ), trademarks, inventor's certificates, and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions, pellets, and briquettes from waste coal dust, coal fines and other similar coal derivatives, and, the right to freely use, sell and exploit Proprietary Binder Material used in manufacturing synthetic coal fuel extrusions, pellets, and briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) Licensor has the right and power to grant to Licensee the licenses granted herein, (iii) Licensor has not made and will not make any agreement with another in conflict with the rights granted herein, and
(iv) the grant or sale to Licensee, and the use by Licensee of the rights, Proprietary Binder Material and/or licenses granted herein as contemplated by this Agreement will not infringe any third-party's intellectual property rights. Licensor represents and warrants that valid technical information exists establishing that the 2% Proprietary Binder Material works successfully with the Coal Briquetting Technology using Eastern sub-bituminous coal fines producing a commercially acceptable synthetic coal extrusion, pellet or briquette and that use of the 2% Proprietary Binder Material with the Coal Briquetting Technology is consistent with the Private Letter Ruling, dated September 6, 1995, received by Licensor from the Internal Revenue Service that the production using the Coal Briquetting Technology qualifies for the Section 29 Tax Credit.

                  8.4. Indemnification. Each party shall indemnify, defend and hold harmless the other and its partners, members, directors, officers, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, payments, costs and expenses

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

(including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach by the indemnifying party of any of the representations, warranties and/or covenants contained in this Agreement. Licensor shall take all reasonable action necessary to defend the Coal Briquetting Technology against claims from third parties.

         Section 9. Term. This Agreement and the license granted hereunder shall be for the primary term from December 31, 1996 to and including January 1, 2008, or the corresponding date under Section 29 of the Internal Revenue Code, as amended, in the event of an extension of the Tax Credit available under Section 29 of the Internal Revenue Code, as amended, whichever is later. Licensee shall have the right to renew this Agreement upon terms that the Parties may later agree.

         Section 10. Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 11. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 12. Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five days after mailing, property addressed. Couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following address:


         Licensor:                 Covol Technologies, Inc.
                                   3280 North Frontage Road
                                   Lehi, Utah  84043
                                   Telephone:  (801) 768-4481
                                   Telecopier:  (801) 768-4483
                                   Attn.:  Mr. Brent M. Cook

         With a copy to:           Ballard, Spahr, Andrews & Ingersoll
                                   201 South Main Street, Suite 1200
                                   Salt Lake City, Utah  84111-2215
                                   Telephone:  (801) 531-3000
                                   Telecopier:  (801) 531-3001
                                   Attn.:  Mr. Tom McGimpsey

         Licensee:                 PC West Virginia Synthetic Fuel #3, L.L.C.
                                   4401 Fair Lakes Court
                                   Suite 400
                                   Fairfax, VA  22033
                                   Telephone:  (703) 818-9100
                                   Telecopier:  (703) 818-9108
                                   Attn.:  Mr. James R. Treptow

         Section 13. Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section 14. Further Assurances. Each party agrees, at the request of the other party, at any time and from time to time, to execute and deliver all such further documents, and to take and to forbear from all such action, as may be reasonably necessary or appropriate in order to more effectively carry out the provisions of this Agreement.

         Section 15. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof, including the January Agreement. This

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

Agreement may not be amended except in writing signed by the parties.

         Section 16.  Governing  Law.  This  Agreement  shall  be  governed   in
accordance with the laws of the State of Utah, exclusive of its conflict of laws rules.

         Section 17. Assignment. This Agreement may not be assigned, in whole or in part, by any party without the written consent of each of the other parties, which consent will not be unreasonably withheld except that (i) Licensor and/or Licensee shall have the right to assign its rights and obligations under this Agreement to any entity which is controlled by Licensor or Licensee, as the case may be, and of which Licensor or Licensee, as the case may be, owns, directly or indirectly, at least fifty percent (50%) of each class of its outstanding securities, provided that no such assignment shall release Licensor and/or Licensee from its obligations hereunder, and (ii) Licensee shall have the right to assign its rights and obligations to Licensor in connection with any sale by Licensee of substantially all of the assets of the Project.

         Section 18. Counterparts. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same agreement.


* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.

         Executed by the duly authorized representative of the parties on the date and year first above written.


LICENSOR                                    WEST VIRGINIA SYNTHETIC FUEL
                                            #3, L.L.C.
                                            by PACE CARBON SYNFUELS, L.L.C.,
                                            a member
                                            by PACE CARBON FUELS, L.L.C.,
                                            its majority member


By:    /s/ Stanley M. Kimball               By: /s/ James R. Treptow
   ----------------------------                ---------------------------
Name:  Stanley M. Kimball                   Name:  James R. Treptow
Title: Chief Financial Officer              Title:    President

* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Securities and Exchange Commission.